CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-115178, No. 333-122569 and No. 333-125175) of United America Indemnity, Ltd. of our report dated March 16, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of United America Indemnity, Ltd. and its subsidiaries and our report dated February 16, 2004 relating to the financial statements and financial statement schedules of Wind River Investment Corporation and its subsidiaries for the period January 1, 2003 through September 5, 2003, which appear in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
March 16, 2006